Exhibit (13)(b)

AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT

BETWEEN

MSD INVESTMENT CORP.

MSD PARTNERS L.P., AND

BDT & MSD BDC MANAGEMENT, LLC

This Amendment No. 1 (this “Amendment”), dated as of August 11, 2025, to the Administration Agreement (as defined below) is made by and among MSD Investment Corp., a Maryland corporation (the “Company”), MSD Partners L.P., a Delaware limited partnership (the “Administrator’), and BDT & MSD BDC Management, LLC, a Delaware limited liability company (the “New Administrator”).

RECITALS

WHEREAS, the Company and the Administrator are parties to that certain Administration Agreement dated as of January 1, 2023 (the “Administration Agreement”);

WHEREAS, each of the Administrator and the New Administrator is wholly owned by BDT & MSD Holdings, L.P.;

WHEREAS, the Company, the Administrator, and the New Administrator have agreed to enter into the Amendment to reflect an internal reorganization of BDT & MSD Holdings, L.P., pursuant to which certain of its administrative functions, including those with respect to the Company, will be assumed by the New Administrator; and

WHEREAS, the New Administrator and the Administrator are under common control and retain the same personnel, and the New Administrator will perform the same administrative services for the Company as the Administrator has provided for the Company under the Administration Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Administrator and the New Administrator hereby agree as follows:

1. Effective as of August 11, 2025, all references in the Administration Agreement to MSD Partners L.P., a Delaware limited partnership, shall refer instead to BDT & MSD BDC Management, LLC, a Delaware limited liability company.

Except as expressly provided hereby, the parties further agree that all of the terms and provisions of the Administration Agreement, including the term thereof, as renewed and/or extended, are and shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

Capitalized terms used herein and not defined herein shall have the same meanings as in the Administration Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Amendment as of the day and year first written above.

MSD Investment Corp.

By:	/s/ Saritha Reddy
Name: Saritha Reddy
Title: Chief Compliance Officer and Secretary

MSD Partners, L.P.

By:	/s/ Saritha Reddy
Name: Saritha Reddy
Title: Authorized Signatory

BDT & MSD BDC Management, LLC

By:	/s/ Saritha Reddy
Name: Saritha Reddy
Title: Authorized Signatory